                                                                   Exhibit 99.2

                             MESSAGE TO SHAREHOLDERS



         Your company's seasonally slow first quarter got our year off to a satisfactory start. Net sales increased 66% to $29,103,000 due primarily to the inclusion of sales of Schleicher International AG, the German manufacturer and distributor of paper shredders that we now have a 65% ownership interest in. Net income inched up to a breakeven reflecting higher operating income partially offset by higher interest costs.

         Sporting goods sales increased 5% to $11,179,000 as sales from prior year acquisitions more than offset slower sales of products with high 2002 year end retail inventories. The second quarter may continue to be a bit slow as our customers continue to work off their inventories, then, our last half should show the improvements of our increased product placement. We are continuing to focus on product development for our new billiard brand names and on sporting goods acquisitions that provide first year accretive earnings. Escalade Sports was awarded a fourth consecutive Sears "Partners in Progress" award for its 2002 performance.

         Sales of office and graphic arts products increased 160% to $17,924,000 due entirely to the inclusion of Schleicher sales. Schleicher's net income improved somewhat to a breakeven level while Martin Yale's net income declined due primarily to lower sales, a $210,000 loss on the slower than expected startup sales of the new photo frame and gift line, and increased interest expense for the Schleicher acquisition. The sluggishness in the office products segment continues. Martin Yale and Schleicher will continue their cooperative product development to counter this downward trend.

         During the first quarter, we purchased 5,000 shares of our common stock. We continue to have authorization from our Board of Directors to purchase up to three million dollars of our stock in the open market or through privately negotiated transactions, including shares already purchased, as a means of enhancing shareholder value.

Respectfully,
C.W. Reed
President and Chief Executive Officer
April 11, 2003

                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE FIGURES)


                                                                  3 MONTHS ENDED                       12 MONTHS ENDED
                                                              --------------------------          --------------------------
                                                              MAR. 22,          MAR. 23,          MAR. 22,          MAR. 23,
                                                                2003              2002              2003              2002
                                                              --------          --------          --------          --------
NET SALES ...........................................        $  29,103         $  17,505         $ 167,053         $ 147,862

COST AND EXPENSES
         Cost of goods sold .........................           18,659            12,334           117,489           106,546
         Selling and administrative expenses ........            9,932             4,982            31,279            22,771

                Total operating expenses ............           28,591            17,316           148,768           129,317

OPERATING INCOME ....................................              512               189            18,285            18,545
OTHER INCOME (EXPENSE)
         Interest expense ...........................             (448)             (121)           (1,277)           (1,163)
         Other income (expense) .....................              (51)             (175)               54              (438)
         Amortization of goodwill ...................               --                --                --              (635)

                Total other income (expense) ........             (499)             (296)           (1,223)           (2,236)


INCOME (LOSS) BEFORE INCOME TAXES & MINORITY
  INTEREST ..........................................               13              (107)           17,062            16,309
PROVISION (BENEFIT) FOR INCOME TAXES ................                4               (39)            5,847             5,872
MINORITY INTEREST HOLDERS SHARE .....................                2                --                 2                --

NET INCOME (LOSS) ...................................        $       7          $    (68)        $  11,213         $  10,437

PER SHARE DATA:

BASIC EARNINGS PER SHARE ............................        $    0.00          $  (0.01)        $    1.72         $    1.62
DILUTED EARNINGS PER SHARE ..........................        $    0.00          $  (0.01)        $    1.68         $    1.57

AVERAGE SHARES OUTSTANDING ..........................            6,511             6,429             6,505             6,431


                      CONSOLIDATED CONDENSED BALANCE SHEETS
                            (UNAUDITED, IN THOUSANDS)

                                                              MAR. 22,          MAR. 23,                            DEC. 28,
                                                                2003              2002                                2002
                                                              --------          --------                            --------
ASSETS
         Current assets .............................         $ 64,028          $ 34,988                            $ 59,417
         Property, plant and equipment - net ........           17,987            10,081                               9,060
         Other assets ...............................           12,468            12,416                              14,960
         Goodwill ...................................           13,351            13,361                              13,351
                                                              --------          --------                            --------
                 TOTAL ..............................         $107,834          $ 70,846                            $ 96,788
                                                              ========          ========                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
         Current liabilities ........................         $ 39,254          $ 17,277                            $ 32,376
         Other liabilities ..........................           22,274            18,945                              18,537
         Stockholders' equity .......................           46,306            34,624                              45,875
                                                              --------          --------                            --------
                 TOTAL ..............................         $107,834          $ 70,846                            $ 96,788
                                                              ========          ========                            ========